Exhibit 4.1.(iv)

LANTERN PHARMA INC.

Form of Amendment to Preferred Stock Warrant

Original Date of Issuance: _____________

This Amendment to Preferred Stock Warrant, dated as of _________2020 (“Amendment”), by and between Lantern Pharma Inc., a Delaware corporation (the “Issuer”), and ______________ (“Holder”).

RECITALS

WHEREAS, the Issuer issued that certain Preferred Stock Warrant (“Warrant ”) to the Holder on the Original Date of Issuance;

WHEREAS, the Warrant entitles the Holder to purchase certain number of shares of Series A Preferred Stock, par value $0.01(“Preferred Stock”) at the Stock Purchase Price (as such term is defined in the Warrant); and

WHEREAS, pursuant to the Warrant, the Company and the requisite holders of a majority-in-interest have agreed to amend the Warrant to (a) provide for the exercise of the Warrant into shares of Common Stock, $0.0001 par value, instead of Series A Preferred Stock; and (b) provide for the deletion of the defined term of “Qualified Public Offering” and provisions relating to a “Qualified Public Offering.”

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms use herein and not otherwise defined herein shall have the meanings ascribed to them in the Warrant.

2. Amendment to Warrant. Certain defined terms of the Warrant are amended to read in their entirety as follows (the “Amendments”):

(a) All references to the “Company” shall mean “Lantern Pharma Inc., a Delaware corporation.”

(b) All references to “Warrant Stock” shall mean “shares of Common Stock, par value $0.0001.”

(c) All references to “Amended and Restated Certificate of Formation” shall mean the “Certificate of Incorporation, as amended and in effect.”

(d) Deletion of the defined term “Qualified Public Offering”, and all references to the Qualified Public Offering shall be deleted.

3. Amendment. All references in the Warrant (and in the other agreements, documents and instruments entered into in connection therewith) to the “Warrant” shall be deemed for all purposes to refer to the Warrant, as amended by this Amendment.

4. Remaining Provisions of Warrant. Except as expressly provided herein, the provision of the Warrant shall remain in full force and effect in accordance with their terms and shall be unaffected by this Amendment.

5. Counterparts. This Amendment may be executed in counterparts, each of which when executed shall be deemed an original and both of which when executed shall be deemed one and the same instrument.

6. Headings. The headings to this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

7. Condition. This Amendment is conditioned upon the Company completing a proposed initial public offering of up to approximately $25 million of the Company's Common Stock through Think Equity (the “IPO”). As such the Amendments shall only become effective immediately upon completion of the IPO.

IN WITNESS WHEREOF, this Amendment to the Series A Preferred Warrant has been duly executed and delivered by the undersigned or the authorized officers of each of the undersigned as of the date first above written.

ISSUER

Lantern Pharma Inc.

By:
Panna Sharma, Chief Executive Officer

HOLDER

By:
Its:

2